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NEWTEKONE, INC.
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4800 T-Rex Avenue
Suite 120
Boca Raton, FL 33431
(855) 284-3722 | www.newtekone.com

May 2, 2025

To My Fellow Shareholders of NewtekOne, Inc.:

I am pleased to report that NewtekOne, Inc. is executing on its business strategy, and I would suggest that we are only in the early innings of this iteration of NewtekOne’s journey. We did not expect our early 2023 transformation from a business development company (BDC) to a financial holding company to be an easy one; the ongoing transformation has involved acquiring and converting a nationally chartered single branch bank with minimal, if any, digital infrastructure, into Newtek Bank, N.A. – a bank that not only supports digital deposit account opening, but also gives our independent business owner clients the tools and products to support their growth. The addition of Newtek Bank to the NewtekOne family just over two years ago represents an important step in NewtekOne’s evolution, as Newtek Bank acts as a conduit between our clients and the other segments of NewtekOne: lending, payroll, payments and insurance.

Evidence of our execution includes:

•2024 diluted earnings per share (EPS) of $1.96 vs. 2023 diluted EPS of $1.88 (2023 EPS included a tax benefit approximating $0.58/share). Adjusting for the 2023 tax benefit, diluted EPS increased 50% in 2024.
•Return on average assets (ROAA) of 3.2% in 2024.
•2024 return on average tangible common equity (ROATCE) of 24.1%.
•2024 efficiency ratio of 63.2%, an improvement over 71.9% for 2023.
•SBA 7(a) loan closings of $954 million in 2024, up 15% vs. 2023.
•2024 alternative loan program (ALP) loan closings of $270 million compared to $83 million for 2023.
•$1.5 billion of total loan closings in 2024 vs. $1.1 billion in 2023.
•Deposit balances at Newtek Bank more than doubled in 2024, ending the year a fraction over $1 billion, compared to $519 million at the end of 2023.
•Business deposits ended 2024 at $216 million, which represents 96% growth over 2023.
•The number of deposit accounts has increased from 1,400 accounts when we acquired the bank in January 2023 to over 15,000 accounts.
•In 2024, Newtek Payments generated $16 million of pre-tax income, up 33% over 2023. Our payments business processed $5.3 billion of transactions in 2024.
•Tangible book value per common share grew 16% in 2024 to $9.39/share.
•In 2024, total assets climbed 44% to $2.1 billion from $1.4 billion at the end of 2023.
•Despite the healthy asset growth, the total risk-based capital ratio increased from 19.1% for 2023 to 19.7% for 2024, while the tier 1 capital ratio improved from 16.2% to 17.0%.

Relative to other publicly traded financial or bank holding companies, we believe that NewtekOne looks and acts differently. We serve our customers without branches, traditional bankers, brokers, or business development officers, and do it with minimal friction via our in-house developed, proprietary business portal, the Newtek Advantage®. Not only does the Newtek Advantage allow us to communicate and interact with our independent business owner clients efficiently, effectively and on the clients’ terms, it aligns with your interests as a shareholder of NewtekOne.

•We believe NewtekOne’s technology-enabled platform and business model are relevant in today’s banking industry, which we would argue is a claim very few banks can make today. We offer clients convenience with access to our customer-facing staff – aka business service specialists - available on demand and on camera 24/7/365 to work with independent business owner clients to provide a complete set of business and financial solutions.
•Our business model produces industry leading profitability that we believe is sustainable. In 2024, NewtekOne generated a return on average assets of 3.2%, which was roughly 3.7x the average of publicly traded peers with $1 billion - $10 billion of assets. And we generated that profitability with more capital than that peer group; our equity/assets ratio of 14.4% at the end of 2024 was 2.7x the peer average.

4800 T-Rex Avenue
Suite 120
Boca Raton, FL 33431
(855) 284-3722 | www.newtekone.com

•The industry leading profitability is a function of our more efficient, technology-enabled delivery, our complete product set that produces “capital-lite” non-interest revenue, and wider lending margins from our opting to manage credit risk as opposed to avoiding it.
•Importantly, the efficiency of our business model, the healthy levels of non-interest income, and our higher earning asset yields allow NewtekOne to offer its deposit customers a competitive, market rate of interest, which, because of how easy it is to move money today with the click of a mouse or swipe of a finger, is an overlooked competitive advantage that can’t be emphasized enough.

Over the course of two-plus decades, we have purposely built NewtekOne and pivoted when opportunities presented themselves. The opportunity to transform from a BDC to a financial holding company was the most recent, and we remain committed to make good on that opportunity by striving to continue to grow our earnings, our client base, and our market share and to deliver industry leading profitability.

Thank you for your investment in NewtekOne.

Sincerely,

/s

________________________

Barry Sloane

CEO, President, Chairman & Founder, NewtekOne, Inc.